First China Pharmaceutical Group, Inc.

Pro-Forma Consolidated Financial Statements

As of and for the years ended March 31, 2010 and December 31, 2009

First China Pharmaceutical Group, Inc.

INTRODUCTION AND BASIS OF PRESENTATION
FOR PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma consolidated financial statements give effect to the acquisition of Kun Ming Xin Yuan Tang Pharmacies Co., Ltd. (“Target”) by First China Pharmaceutical Group, Inc. (“FCPG”) via the acquisition of First China Pharmaceutical Group Limited (“Parent”) by FCPG.  Target is a 100% wholly owned subsidiary of Parent.

Pursuant to a Share Exchange Agreement dated August 23, 2010, FCPG, a public corporation incorporated in Nevada on July 31, 2007, acquired 100% of the issued and outstanding shares of Parent, a private company formed in Hong Kong on April 29, 2010, in exchange for 15,000,000 shares of common stock of FCPG, representing 25% of its total issued and outstanding shares at the time.

The share exchange transaction between Parent and FCPG is considered an acquisition and was accounted for as such with FCPG being treated as the accounting and legal parent and Parent being treated as the accounting and legal subsidiary. This means the consolidated results of operations of FCPG going forward will include those of FCPG for the period from its inception on July 31, 2007 and those of Parent since the date of the acquisition, September 15, 2010.

The following pro forma consolidated balance sheet includes the balance sheets of FCPG and Target as of March  31, 2010, as if the acquisition of Target occurred on that date.

The pro forma consolidated balance sheet and statement of operations should be read in conjunction with the separate historical audited financial statements for both FCPG and Target, as follows:

   (i) for FCPG, audited financial statements for the years ended March 31, 2010 and 2009, as filed in FCPG’s annual report on Form 10-K on May 10, 2010;

   (ii) for Target, audited financial statements as of and for the years ended December 31, 2009, 2008 and 2007, as filed as Exhibit 99.1(a) of this current report on Form 8-K.

The fiscal year ends of FCPG and Target are March 31 and December 31, respectively.  The pro forma balance sheet and earnings (loss) per share data of FCPG and Target are indicative of their consolidated financial position, had the acquisition occurred on March 31, 2010.

FIRST CHINA PHARMACEUTICAL GROUP, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET

	FCPG March 31, 2010	Target December 31, 2009		Pro-Forma Adjustments March 31, 2010	Pro-Forma Consolidated March 31, 2010
	(A)	(B)		(Note2)
	$	$		$	$
ASSETS

Current Assets
Cash and cash equivalents	$7,331	$37,906			$45,237
Restricted cash	-	808,439			808,439
Inventories	-	2,938,291			2,938,291
Prepaid expenses	233	-			233
	7,564	3,784,636			3,792,200

Due from a related party	-	11,799,953			11,799,953
Plant and equipment, net	-	4,271			4,271
Intangible assets, net	-	3,003			3,003
Goodwill	-	-	(a)	9,924,427	9,924,427
Goodwill Impairment	-	-			-
TOTAL ASSETS	$7,564	$15,591,863		$9,924,427	$25,523,854

LIABILITIES

Current Liabilities
Accounts payable and accrued liabilities and other	$14,663	$7,728,348	(b)	505,734	$8,248,745
Short term borrowings	-	732,408			732,408
Income tax payable	-	1,740,599			1,740,599
Notes payable	-	314,935			314,935
Due to related party	11,512	-			11,512
	26,175	10,516,290		505,734	11,048,199

STOCKHOLDERS' EQUITY

Capital Stock
Authorized – 200,000,000 common shares $0.001 par value;
60,000,000 issued and outstanding	45,000	266,101	(a)	15,000	60,000
			(a)	(266,101)

Additional Paid-in Capital	5,000	-	(a)	14,985,000	14,990,000

Retained Earnings (Deficit)	(68,611)	4,692,321	(a)	(4,692,321)	(574,345)
			(b)	(505,734)
Effect of Foreign Currency Translation Adjustments	-	117,151	(a)	(117,151)	-
TOTAL STOCKHOLDERS’ EQUITY	(18,611)	5,075,573			14,475,655
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,564	$15,591,863		$9,924,427	$25,523,854
(a) – Refer to Note 2(C) to the pro forma financial statements.

The accompanying notes are an integral part of these pro forma financial statements.

FIRST CHINA PHARMACEUTICAL GROUP, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	FCPG Year ended March 31, 2010	Target Year ended December 31, 2009	Pro-Forma Adjustments March 31, 2010	Pro Forma March 31, 2010

Sales, net of tax	$-	$25,285,526	$-	$25,285,526
Cost of sales	-	20,726,221	-	20,726,221

Gross margin	-	4,559,305	-	4,559,305

Expenses and other items:
Selling expenses	-	784,622	-	784,622
Administrative expenses	16,530	170,788 (b)	505,734-	693,052
Depreciation and amortization	-	6,769	-	6,769
Other operating expenses	-	7,443	-	7,443
Interest income	-	(13,057)	-	(13,057)
Other income	-	(48,543)	-	(48,543)
Interest expense	-	1,513	-	1,513

Total expenses and other items	16,530	909,535	505,734	1,431,799

Income before tax	(16,530)	3,649,770	(505,734)	3,127,506

Income tax	-	(906,274)	-	(906,274)

Net (Loss) Income	(16,530)	2,743,496	(505,734)	2,221,232
Loss per Share – basic and diluted	$(0.000)			$0.0370
Shares used in calculating basic and diluted loss per share	45,000,000	(a)	15,000,000	60,000,000

The accompanying notes are an integral part of these pro forma financial statements.

FIRST CHINA PHARMACEUTICAL GROUP, INC.
PRO FORMA CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

NOTE 1 – Share Exchange Transaction

On September 15, 2010, FCPG, a public shell company, closed a share exchange agreement with Target and Parent, each a private corporation, whereby 100% of the shares of Target were exchanged for 15,000,000 shares of FCPG common stock.  There was no change in beneficial ownership of FCPG as a result of the transaction and accordingly, the acquisition of Parent by FCPG is considered a purchase and was accounted for as such.

For the purposes of these pro forma financial statements, a pro forma consolidated statement was used for Kun Ming Xin Yuan Tang Pharmacies Co., Ltd. (“Target”) as Target has historical operations rather than First China Pharmaceutical Group Limited. (“Parent”), as Parent was formed on April 29, 2010 and has no historical operations which add value to these pro forma financial statements.

NOTE 2 - Pro Forma Adjustments

The pro forma adjustments to the consolidated balance sheet give effect to the acquisition of Target as if the transactions had occurred at the companies’ respective balance sheet dates of their respective most recent audits.

A.	Derived from the audited balance sheet of FCPG as of March 31, 2010.

B.	Derived from the audited balance sheet of Target as of December 31, 2009.

C.
Pro forma adjustment to issue 15,000,000 common shares of FCPG for 100% of outstanding shares of Parent valued at $15,000,000 being the consideration given in the transaction valued at the market price on the date of the transaction being $1.00 per share. The quoted market price is from OTCBB Market.

D.
Pro forma adjustment to reflect the bonus payments to be paid to Mr. Wang as contemplated by the Share Exchange Agreement. On September 15, 2010, FCPG closed a Share Exchange Agreement with the exception of bonus payments based on two percent of the quarterly gross sales of XYT to be paid to Mr. Zhen Jiang Wang. Gross sales of XYT for 2009 is $25,286,696, bonus payments to be paid to Mr. Wang is $505,734.

NOTE 3- Goodwill
Goodwill was initially recognized from the premium paid over the value of net asset of the FCPG HK (XYT) as at the acquisition date, September 15, 2010.
In accordance to the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or SFAS No. 142, it requires goodwill to be subsequently tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired.